UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(A)
AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

(Amendment No. 2*)

Longtop Financial Technologies Limited

(Name of Issuer)

Ordinary Shares, $0.01 par value per share

(Title of Class of Securities)

54318P108

(CUSIP Number)

Charles P. Coleman III
c/o Tiger Global Management, LLC
101 Park Avenue, 48th Floor
New York, New York 10178
(212) 984-2500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 9, 2009

(Date of Event which Requires Filing of this Statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

          * The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter disclosures provided in the cover page.

          The information required on the remainder of this cover page shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. 54318P108	13D	Page 3 of 20 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Tiger Global Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☐

		(b)	☒

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

	PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER

0

	8.	SHARED VOTING POWER

8,951,065 (represented by 8,951,065 American Depositary Shares, which may be exchanged into ordinary shares)

	9.	SOLE DISPOSITIVE POWER

0

	10.	SHARED DISPOSITIVE POWER

8,951,065 (represented by 8,951,065 American Depositary Shares, which may be exchanged into ordinary shares)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,951,065

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

	SHARES	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

17.7%

14.	TYPE OF REPORTING PERSON

OO

CUSIP No. 54318P108	13D	Page 4 of 20 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Charles P. Coleman III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☐

		(b)	☒

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

	PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER

0

	8.	SHARED VOTING POWER

8,951,065 (represented by 8,951,065 American Depositary Shares, which may be exchanged into ordinary shares)

	9.	SOLE DISPOSITIVE POWER

0

	10.	SHARED DISPOSITIVE POWER

8,951,065 (represented by 8,951,065 American Depositary Shares, which may be exchanged into ordinary shares)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,951,065

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

	SHARES	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

17.7%

14.	TYPE OF REPORTING PERSON

IN

CUSIP No. 54318P108	13D	Page 5 of 20 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Tiger Global Private Investment Partners III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☐

		(b)	☒

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

	PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER

0

	8.	SHARED VOTING POWER

5,363,627 (represented by 5,363,627 American Depositary Shares, which may be exchanged into ordinary shares)

	9.	SOLE DISPOSITIVE POWER

0

	10.	SHARED DISPOSITIVE POWER

5,363,627 (represented by 5,363,627 American Depositary Shares, which may be exchanged into ordinary shares)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,363,627

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

	SHARES	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

10.6%

14.	TYPE OF REPORTING PERSON

PN

CUSIP No. 54318P108	13D	Page 6 of 20 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Tiger Global PIP Performance III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☐

		(b)	☒

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

	PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER

0

	8.	SHARED VOTING POWER

5,363,627 (represented by 5,363,627 American Depositary Shares, which may be exchanged into ordinary shares)

	9.	SOLE DISPOSITIVE POWER

0

	10.	SHARED DISPOSITIVE POWER

5,363,627 (represented by 5,363,627 American Depositary Shares, which may be exchanged into ordinary shares)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,363,627

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

	SHARES	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

10.6%

14.	TYPE OF REPORTING PERSON

PN

CUSIP No. 54318P108	13D	Page 7 of 20 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Tiger Global PIP Management III, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☐

		(b)	☒

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

	PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER

0

	8.	SHARED VOTING POWER

5,363,627 (represented by 5,363,627 American Depositary Shares, which may be exchanged into ordinary shares)

	9.	SOLE DISPOSITIVE POWER

0

	10.	SHARED DISPOSITIVE POWER

5,363,627 (represented by 5,363,627 American Depositary Shares, which may be exchanged into ordinary shares)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,363,627

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

	SHARES	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

10.6%

14.	TYPE OF REPORTING PERSON

CO

CUSIP No. 54318P108	13D	Page 8 of 20 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Tiger Global Private Investment Partners IV, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☐

		(b)	☒

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

	PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER

0

	8.	SHARED VOTING POWER

3,334,437 (represented by 3,334,437 American Depositary Shares, which may be exchanged into ordinary shares)

	9.	SOLE DISPOSITIVE POWER

0

	10.	SHARED DISPOSITIVE POWER

3,334,437 (represented by 3,334,437 American Depositary Shares, which may be exchanged into ordinary shares)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,334,437

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

	SHARES	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.6%

14.	TYPE OF REPORTING PERSON

PN

CUSIP No. 54318P108	13D	Page 9 of 20 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Tiger Global PIP Performance IV, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☐

		(b)	☒

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

	PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER

0

	8.	SHARED VOTING POWER

3,334,437 (represented by 3,334,437 American Depositary Shares, which may be exchanged into ordinary shares)

	9.	SOLE DISPOSITIVE POWER

0

	10.	SHARED DISPOSITIVE POWER

3,334,437 (represented by 3,334,437 American Depositary Shares, which may be exchanged into ordinary shares)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,334,437

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

	SHARES	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.6%

14.	TYPE OF REPORTING PERSON

PN

CUSIP No. 54318P108	13D	Page 10 of 20 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Tiger Global PIP Management IV, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☐

		(b)	☒

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

	PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER

0

	8.	SHARED VOTING POWER

3,334,437 (represented by 3,334,437 American Depositary Shares, which may be exchanged into ordinary shares)

	9.	SOLE DISPOSITIVE POWER

0

	10.	SHARED DISPOSITIVE POWER

3,334,437 (represented by 3,334,437 American Depositary Shares, which may be exchanged into ordinary shares)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,334,437

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

	SHARES	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.6%

14.	TYPE OF REPORTING PERSON

CO

CUSIP No. 54318P108	13D	Page 11 of 20 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Tiger Global, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☐

		(b)	☒

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

	PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER

0

	8.	SHARED VOTING POWER

145,905 (represented by 145,905 American Depositary Shares, which may be exchanged into ordinary shares)

	9.	SOLE DISPOSITIVE POWER

0

	10.	SHARED DISPOSITIVE POWER

145,905 (represented by 145,905 American Depositary Shares, which may be exchanged into ordinary shares)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

145,905

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

	SHARES	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.3%

14.	TYPE OF REPORTING PERSON

PN

CUSIP No. 54318P108	13D	Page 12 of 20 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Tiger Global II, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☐

		(b)	☒

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

	PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER

0

	8.	SHARED VOTING POWER

4,883 (represented by 4,883 American Depositary Shares, which may be exchanged into ordinary shares)

	9.	SOLE DISPOSITIVE POWER

0

	10.	SHARED DISPOSITIVE POWER

4,883 (represented by 4,883 American Depositary Shares, which may be exchanged into ordinary shares)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,883

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

	SHARES	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

14.	TYPE OF REPORTING PERSON

PN

CUSIP No. 54318P108	13D	Page 13 of 20 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Tiger Global Performance, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☐

		(b)	☒

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

	PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER

0

	8.	SHARED VOTING POWER

150,788 (represented by 150,788 American Depositary Shares, which may be exchanged into ordinary shares)

	9.	SOLE DISPOSITIVE POWER

0

	10.	SHARED DISPOSITIVE POWER

150,788 (represented by 150,788 American Depositary Shares, which may be exchanged into ordinary shares)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

150,788

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

	SHARES	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.3%

14.	TYPE OF REPORTING PERSON

OO

CUSIP No. 54318P108	13D	Page 14 of 20 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

Tiger Global, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	☐

		(b)	☒

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

	PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER

0

	8.	SHARED VOTING POWER

102,213 (represented by 102,213 American Depositary Shares, which may be exchanged into ordinary shares)

	9.	SOLE DISPOSITIVE POWER

0

	10.	SHARED DISPOSITIVE POWER

102,213 (represented by 102,213 American Depositary Shares, which may be exchanged into ordinary shares)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

102,213

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

	SHARES	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.2%

14.	TYPE OF REPORTING PERSON

CO

CUSIP No. 54318P108	13D	Page 15 of 20 Pages

Statement on Schedule 13D

          This Amendment No. 2 amends the Schedule 13D filed with the Securities Exchange Commission on November 1, 2007, as amended by Amendment No. 1, dated November 9, 2007, on behalf of: (i) Tiger Global Private Investment Partners III, L.P., a Cayman Islands limited partnership (“TGPIP III”); (ii) Tiger Global PIP Performance III, L.P., a Cayman Islands limited partnership (“TGP III”); (iii) Tiger Global PIP Management III, Ltd., a Cayman Islands exempted company (“TGM III” and together with TGP III and TGPIP III, the “TGPIP III Entities”); (iv) Tiger Global Private Investment Partners IV, L.P., a Cayman Islands limited partnership (“TGPIP IV”); (v) Tiger Global PIP Performance IV, L.P., a Cayman Islands limited partnership (“TGP IV”); (vi) Tiger Global PIP Management IV, Ltd., a Cayman Islands exempted company (“TGM IV” and together with TGP IV and TGPIP IV, the “TGPIP IV Entities”); (vii) Tiger Global, L.P., a Delaware limited partnership (“TGLP”); (viii) Tiger Global II, L.P., a Delaware limited partnership (“TGII”); (ix) Tiger Global Performance, LLC, a Delaware limited liability company (“TGP” and together with TGLP and TGII, the “TGP Entities”); (x) Tiger Global, Ltd., a Cayman Islands exempted company (“TGLTD”, and together with TGPIP III, TGPIP IV, TGLP and TGII, the “Tiger Global Funds”); (xi) Tiger Global Management, LLC, a Delaware limited liability company (“TGM”, and together with the TGPIP III Entities, the TGPIP IV Entities, the TGP Entities and TGLTD, the “Tiger Global Entities”); and (xii) Charles P. Coleman III (together with Tiger Global Entities, the “Reporting Persons”). Only those items as to which there has been a change are included in this Amendment No. 2.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

          (a, b) As of the date hereof, TGM may be deemed to beneficially own 8,951,065 Ordinary Shares, constituting approximately 17.7% of the Ordinary Shares of the Issuer, based upon the number of Ordinary Shares outstanding as of December 31, 2008 as reported in the Issuer’s Form 6-K filed on February 19, 2009.

          TGM has the sole power to vote or direct the vote of 0 Ordinary Shares; has the shared power to vote or direct the vote of 8,951,065 Ordinary Shares; has the sole power to dispose or direct the disposition of 0 Ordinary Shares; and has the shared power to dispose or direct the disposition of 8,951,065 Ordinary Shares.

          (a, b) As of the date hereof, Charles P. Coleman III may be deemed to beneficially own 8,951,065 Ordinary Shares, constituting approximately 17.7% of the Ordinary Shares of the Issuer, based upon the number of Ordinary Shares outstanding as of December 31, 2008 as reported in the Issuer’s Form 6-K filed on February 19, 2009.

          Mr. Coleman has the sole power to vote or direct the vote of 0 Ordinary Shares; has the shared power to vote or direct the vote of 8,951,065 Ordinary Shares; has the sole power to dispose or direct the disposition of 0 Ordinary Shares; and has the shared power to dispose or direct the disposition of 8,951,065 Ordinary Shares.

          (a, b) As of the date hereof, TGPIP III may be deemed to beneficially own 5,363,627 Ordinary Shares, constituting approximately 10.6% of the Ordinary Shares of the Issuer, based upon the number of Ordinary Shares outstanding as of December 31, 2008 as reported in the Issuer’s Form 6-K filed on February 19, 2009.

          TGPIP III has the sole power to vote or direct the vote of 0 Ordinary Shares; has the shared power to vote or direct the vote of 5,363,627 Ordinary Shares; has the sole power to dispose or direct the

CUSIP No. 54318P108	13D	Page 16 of 20 Pages

disposition of 0 Ordinary Shares; and has the shared power to dispose or direct the disposition of 5,363,627 Ordinary Shares.

          (a, b) As of the date hereof, TGP III may be deemed to beneficially own 5,363,627 Ordinary Shares, constituting approximately 10.6% of the Ordinary Shares of the Issuer, based upon the number of Ordinary Shares outstanding as of December 31, 2008 as reported in the Issuer’s Form 6-K filed on February 19, 2009.

          TGP III has the sole power to vote or direct the vote of 0 Ordinary Shares; has the shared power to vote or direct the vote of 5,363,627 Ordinary Shares; has the sole power to dispose or direct the disposition of 0 Ordinary Shares; and has the shared power to dispose or direct the disposition of 5,363,627 Ordinary Shares.

          (a, b) As of the date hereof, TGM III may be deemed to beneficially own 5,363,627 Ordinary Shares, constituting approximately 10.6% of the Ordinary Shares of the Issuer, based upon the number of Ordinary Shares outstanding as of December 31, 2008 as reported in the Issuer’s Form 6-K filed on February 19, 2009.

          TGM III has the sole power to vote or direct the vote of 0 Ordinary Shares; has the shared power to vote or direct the vote of 5,363,627 Ordinary Shares; has the sole power to dispose or direct the disposition of 0 Ordinary Shares; and has the shared power to dispose or direct the disposition of 5,363,627 Ordinary Shares.

          (a, b) As of the date hereof, TGPIP IV may be deemed to beneficially own 3,334,437 Ordinary Shares, constituting approximately 6.6% of the Ordinary Shares of the Issuer, based upon the number of Ordinary Shares outstanding as of December 31, 2008 as reported in the Issuer’s Form 6-K filed on February 19, 2009.

          TGPIP IV has the sole power to vote or direct the vote of 0 Ordinary Shares; has the shared power to vote or direct the vote of 3,334,437 Ordinary Shares; has the sole power to dispose or direct the disposition of 0 Ordinary Shares; and has the shared power to dispose or direct the disposition of 3,334,437 Ordinary Shares.

          (a, b) As of the date hereof, TGP IV may be deemed to beneficially own 3,334,437 Ordinary Shares, constituting approximately 6.6% of the Ordinary Shares of the Issuer, based upon the number of Ordinary Shares outstanding as of December 31, 2008 as reported in the Issuer’s Form 6-K filed on February 19, 2009.

          TGP IV has the sole power to vote or direct the vote of 0 Ordinary Shares; has the shared power to vote or direct the vote of 3,334,437 Ordinary Shares; has the sole power to dispose or direct the disposition of 0 Ordinary Shares; and has the shared power to dispose or direct the disposition of 3,334,437 Ordinary Shares.

          (a, b) As of the date hereof, TGM IV may be deemed to beneficially own 3,334,437 Ordinary Shares, constituting approximately 6.6% of the Ordinary Shares of the Issuer, based upon the number of Ordinary Shares outstanding as of December 31, 2008 as reported in the Issuer’s Form 6-K filed on February 19, 2009.

          TGM IV has the sole power to vote or direct the vote of 0 Ordinary Shares; has the shared power to vote or direct the vote of 3,334,437 Ordinary Shares; has the sole power to dispose or direct the disposition of 0 Ordinary Shares; and has the shared power to dispose or direct the disposition of 3,334,437 Ordinary Shares.

CUSIP No. 54318P108	13D	Page 17 of 20 Pages

          (a, b) As of the date hereof, TGLP may be deemed to beneficially own 145,905 Ordinary Shares, constituting approximately 0.3% of the Ordinary Shares of the Issuer, based upon the number of Ordinary Shares outstanding as of December 31, 2008 as reported in the Issuer’s Form 6-K filed on February 19, 2009.

          TGLP has the sole power to vote or direct the vote of 0 Ordinary Shares; has the shared power to vote or direct the vote of 145,905 Ordinary Shares; has the sole power to dispose or direct the disposition of 0 Ordinary Shares; and has the shared power to dispose or direct the disposition of 145,905 Ordinary Shares.

          (a, b) As of the date hereof, TGII may be deemed to beneficially own 4,883 Ordinary Shares, constituting approximately 0.0% of the Ordinary Shares of the Issuer, based upon the number of Ordinary Shares outstanding as of December 31, 2008 as reported in the Issuer’s Form 6-K filed on February 19, 2009.

          TGII has the sole power to vote or direct the vote of 0 Ordinary Shares; has the shared power to vote or direct the vote of 4,883 Ordinary Shares; has the sole power to dispose or direct the disposition of 0 Ordinary Shares; and has the shared power to dispose or direct the disposition of 4,883 Ordinary Shares.

          (a, b) As of the date hereof, TGP may be deemed to beneficially own 150,788 Ordinary Shares, constituting approximately 0.3% of the Ordinary Shares of the Issuer, based upon the number of Ordinary Shares outstanding as of December 31, 2008 as reported in the Issuer’s Form 6-K filed on February 19, 2009.

          TGP has the sole power to vote or direct the vote of 0 Ordinary Shares; has the shared power to vote or direct the vote of 150,788 Ordinary Shares; has the sole power to dispose or direct the disposition of 0 Ordinary Shares; and has the shared power to dispose or direct the disposition of 150,788 Ordinary Shares.

          (a, b) As of the date hereof, TGLTD may be deemed to beneficially own 102,213 Ordinary Shares, constituting approximately 0.2% of the Ordinary Shares of the Issuer, based upon the number of Ordinary Shares outstanding as of December 31, 2008 as reported in the Issuer’s Form 6-K filed on February 19, 2009.

          TGLTD has the sole power to vote or direct the vote of 0 Ordinary Shares; has the shared power to vote or direct the vote of 102,213 Ordinary Shares; has the sole power to dispose or direct the disposition of 0 Ordinary Shares; and has the shared power to dispose or direct the disposition of 102,213 Ordinary Shares

           (c) There were no transactions by the Reporting Persons of Issuer’s Ordinary Shares in the last 60 days other than the Secondary Sale described below.

Name	Date	Number of Shares Sold	Price
TGPIP III	3/9/09	678,373	$17.69
TGPIP IV	3/9/09	421,728	$17.69
TGLP	3/9/09	18,454	$17.69
TGII	3/9/09	618	$17.69
TGLTD	3/9/09	12,927	$17.69

CUSIP No. 54318P108	13D	Page 18 of 20 Pages

           (d) Except as set forth in this Item 5, no person other than each respective record owner referred to herein of securities is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

           (e) Not applicable.

CUSIP No. 54318P108	13D	Page 19 of 20 Pages

Signature

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 13, 2009

Tiger Global Management, LLC	/s/ Charles P. Coleman III

Signature

Charles P. Coleman III
Managing Member

Charles P. Coleman III	/s/ Charles P. Coleman III

Signature

Tiger Global Private Investment Partners III, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Performance III, L.P.
Its General Partner	Signature

By Tiger Global PIP Management III, Ltd.	Charles P. Coleman III
Its General Partner	Director

Tiger Global PIP Performance III, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Management III, Ltd.
Its General Partner	Signature

Charles P. Coleman III
Director

Tiger Global PIP Management III, Ltd.	/s/ Charles P. Coleman III

Signature

Charles P. Coleman III
Director

CUSIP No. 54318P108	13D	Page 20 of 20 Pages

Tiger Global Private Investment Partners IV, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Performance IV, L.P.
Its General Partner	Signature

By Tiger Global PIP Management IV, Ltd.	Charles P. Coleman III
Its General Partner	Director

Tiger Global PIP Performance IV, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Management IV, Ltd.
Its General Partner	Signature

Charles P. Coleman III
Director

Tiger Global PIP Management IV, Ltd.	/s/ Charles P. Coleman III

Signature

Charles P. Coleman III
Director

Tiger Global, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC
Its General Partner	Signature

Charles P. Coleman III
Managing Member

Tiger Global II, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC
Its General Partner	Signature

Charles P. Coleman III
Managing Member

Tiger Global Performance, LLC	/s/ Charles P. Coleman III

Signature

Charles P. Coleman III
Managing Member

Tiger Global, Ltd.	/s/ Charles P. Coleman III

Signature

Charles P. Coleman III
Director